UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

DRESSER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of Principal Executive Offices)

(972) 361-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

On May 26, 2006 , the Company announced that it would extend the expiration time of its previously announced consent solicitation (the “Consent Solicitation”) from the holders of record, as of May 8, 2006, of its outstanding 9 3/8% Senior Subordinated Notes due 2011 (the “Notes”), for the amendment and waiver of certain reporting requirements in the indenture for the Notes. The expiration time has been extended from May 26, 2006, to 5 p. m., New York City time, on May 31, 2006, unless further extended or terminated by the Company.

The Company also announced that it would amend the terms of the consent solicitation pursuant to a Supplemental Consent Solicitation Statement, dated May 26, 2006 (the “Supplement”).

The Consent Solicitation, as amended by the terms of the Supplement, includes the following additional terms:

(i)	An increase in the consent payment offered by the Company from $1.25 to $2.50 per $1,000 outstanding principal amount of Notes;

(ii)	A 0.50% increase in the interest rate on the Notes until the Company files certain periodic reports required by the reporting requirements in the indenture for the Notes;

(iii)	A one-time payment of 0.50% of the outstanding principal amount of Notes to holders of record on December 31, 2006 if the Company has not filed with the Commission its financial statements for the quarters ended March 31, June 30, and September 30, 2006 on or before December 31, 2006, in which case the Company would have until March 31, 2007, to make these filings;

(iv)	A 0.25 % interest rate increase if and for so long as the Notes are rated CCC+ or lower by Standard & Poor’s; and

(v)	An additional 0.25 % interest rate increase if and for so long as the Notes are rated Caa1 or lower by Moody’s Investors Service.

All other aspects of the consent solicitation remain unchanged and in effect as set forth in the Company’s Consent Solicitation Statement, dated May 9, 2006.

The terms of the amendment to the Consent Solicitation Statement are described in the Supplement, which is furnished as Exhibit 99.1 to this report.

A copy of the press release announcing the amendment and extension is furnished as Exhibit 99.2 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER, INC.
(registrant)

Date: May 26, 2006	By:	/s/ Patrick M. Murray
	Name:	Patrick M. Murray
	Its:	Chief Executive Officer

Index of Exhibits

Exhibit No.	Description

99.1	Supplemental Consent Solicitation Statement of Dresser, Inc. dated May 26, 2006.

99.2	Press Release of Dresser, Inc. dated May 26, 2006.